As filed with the Securities and Exchange Commission on March 21, 2008
 Registration No._______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EASTERN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7812 (Primary Standard Industrial Classification Code Number)	45-0582098 (I.R.S. Employer Identification Number)

4 Park Avenue, Suite 16K
New York, NY  10016
(917) 687-6623
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

Thomas H. Hanna, Jr., President
c/o Eastern Resources, Inc.
4 Park Avenue, Suite 16K
New York, NY  10016
(917) 687-6623
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
(212) 400-6900

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated filer  ☐                                                                         Accelerated filer                 ☐
Non-accelerated filer    ☐                                                                         Small reporting company  ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
common stock, par value $0.001 per share	8,529,000 shares	$0.10	$852,900	$34

(1)	Consists of 8,529,000 issued and outstanding shares of common stock.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(3)	This price was arbitrarily determined by Eastern Resources, Inc.

(4)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 21, 2008

PROSPECTUS

EASTERN RESOURCES, INC.

8,529,000 SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING

The selling stockholders named in this prospectus are offering up to 8,529,000 shares of our common stock, par value $0.001 per share, through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of common stock by the selling stockholders.  We have, however, set an offering price for these securities of $0.10 per share.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

Investing in our common stock involves risks.  Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto.  We have not authorized anyone to provide you with different information.  This prospectus may only be used where it is legal to sell these securities.  The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated __________, 2008

SUMMARY

This summary is not complete and does not contain all of the information that should be considered before investing in our common stock.  Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our financial statements and the accompanying notes.

Our Company

Eastern Resources, Inc. was incorporated in the State of Delaware on March 15, 2007.  We recently completed production, through our wholly owned subsidiary, Buzz Kill, Inc., of a feature length major motion picture entitled BuzzKill and plan to market it to distributors in the United States and abroad.

We plan to produce a wide range of independent films outside the traditional studio system.  We seek films with original content that intrigue and inspire as much as they entertain.  Our business goals are to distribute profitable films for theatrical release, and exploit all methods of delivery worldwide.

We intend to execute our business plan through the acquisition of unique films from a broad spectrum of independent writers, directors and producers.  Each project will become an independent production company, created as a subsidiary of Eastern Resources, Inc.  Our company will fund the projects and own the films with the intent of building a library with rights to DVD, book and other reproductive media for sales to the public.

Our principal offices are located at 4 Park Avenue, Suite 16K, New York, NY  10016, and our telephone number is (917) 687-6623.  Our fiscal year end is December 31.

The Offering

Securities Being Offered	Up to 8,529,000 shares of our common stock

Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.10.  We intend to apply to the OTC Bulletin Board to allow for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  If our common stock becomes so traded and a market for the stock develops, the actual offering price will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders.  The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Securities Issued and Outstanding
20,029,000 shares of our common stock are issued and outstanding as of March 14, 2008.  All 8,529,000 shares of common stock to be sold under this prospectus will be sold by existing stockholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered under this prospectus by the selling stockholders.

Summary Financial Information

Balance Sheet Data	December 31, 2007
Cash	$75,768
Total Assets	$1,292,676
Total Liabilities	$593,647
Total Stockholders’ Equity	$699,029

Statement of Operations	From March 15, 2007 (Inception) through Dec. 31, 2007
Revenue	$0
Net Loss for the Period	$153,871

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk.  We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict.  The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our operations or financial results.  Only those investors who can bear the risk of loss of their entire investment should participate in this offering.  Prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Company and Our Business

We face substantial capital requirements and financial risks.

The nature of our business is such that significant initial expenditures are required to produce, distribute and market a motion picture, while revenues from a film are earned over an extended period of time after its completion.  A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from our motion picture.  If we increase our production budget, we may be required to increase overhead and/or make larger up-front payments to talent and consequently bear greater financial risks.  Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The costs of producing and marketing feature films have generally increased in recent years.  These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit.  Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices.

If we do not obtain additional financing, our business may fail.

We may not be able to expand or maintain our operations in the future without obtaining additional financing.  If additional financing is not available or obtainable, investors may lose a substantial portion or all of their investment.  We believe that our existing financial resources will not be sufficient to fund capital and operating requirements through such time as we are able to complete our business plan.  Accordingly, we will likely need to seek additional financing to fund our operations in the future.  Such additional funds may be raised through the issuance of equity, debt, convertible debt or similar securities that may have rights or preferences senior to those of the common shares.  Moreover, if adequate funds are not available to satisfy our short-term or long-term capital requirements, we would be required to limit our operations significantly or cease operations entirely.  We have no immediate means for obtaining additional financing.  There can be no assurance that such additional financing, when and if necessary, will be available to us on acceptable terms, or at all.

Because we have no operating history, we face the risks inherent to new business ventures which may lead to the failure of our company.

We have no operating history upon which to base any projection as to the likelihood we will prove successful in our current business plan, and thus there can be no assurance that we will achieve profitable operations or even generate any operating revenues.  Potential investors should be aware that there is a substantial risk of failure associated with new business ventures as a result of problems encountered in connection with their commencement of new operations.  These include, but are not limited to, unanticipated problems relating to the marketing and sale of new film products in the marketplace, the entry of new competition, and unknown or unexpected additional costs and expenses that may exceed current estimates.  There is no operating history upon which to base any projections as to the likelihood that we will prove successful in our current business plan, and thus there can be no assurance that we will be successful.

As a development stage company, we have no revenues to sustain our operations.

We are a development stage company that is currently developing a business.  These conditions raise substantial doubt as to our continuance as a going concern.  To date, we have completed production of one feature film and are looking for distribution.  We can provide no assurance that any other films will be completed or sold.  The success of our business operations will depend upon our ability to obtain further financing to complete successful development of our business plan and attain profitable operations.  It is not possible at this time to predict with assurance the outcome of these matters.  If we are not able to complete the successful development of our business plan and attain sustainable profitable operations, then our business will fail.

Our company is susceptible to industry trends and general economic conditions.

The film production business is capital intensive and affected by changes in the general economy, interest rates, availability of capital, and the film/entertainment industry.  External events that are political, economic, or even weather-driven in nature can cause sudden declines in audience participation.

Furthermore, there can be no assurance that the audiences for motion pictures will remain constant.  There can be no assurance that every film will have a sufficient audience to produce a profit.  If more than one film in succession should fail, our ability to survive could be threatened.

Because the film making industry is inherently risky, our films may fail under a number of different scenarios.

Substantially, all of our operating revenue will be derived from the production of motion pictures for theatrical exhibition, television and other markets.  The motion picture and television industries are highly speculative and involve a substantial degree of risk.  Each motion picture is an individual artistic work, and its commercial success is primarily determined by audience reaction, which is unpredictable; accordingly, there can be no assurance as to the financial success of any motion picture.  Even if a production is a critical or artistic success, there is no assurance that it will be profitable.  Relatively few motion pictures return a profit to investors.  There can be no assurance that a motion picture will recoup its production costs.  There is a high degree of risk that any motion picture we produce will not return all or any portion of our investment.  The completion and commercial success of a motion picture depends upon factors, such as:

•	talent and crew availability;
•	financing requirements;
•	distribution strategy, including the time of the year and the number of venues in which the production will be shown;
•	the number, quality and acceptance of other competing films released into the marketplace at or near the same time;
•	critical reviews;
•	the availability of alternative forms of entertainment and leisure time activities;
•	piracy and unauthorized recording, transmission and distribution of motion pictures;
•	general socioeconomic conditions and political events;
•	weather conditions; and
•	other tangible and intangible factors.

To some extent, these risks can be limited by insurance.  It is not possible to insure against all risks, and it is sometimes impossible to continue production, notwithstanding the receipt of insurance proceeds, if any.

Motion picture piracy, which may intensify, could decrease the revenue we receive from the exploitation of our films.

Piracy and the unauthorized recording, transmission and distribution of our content will be challenges that we will have to face.  Motion picture piracy is already prevalent outside of the United States, Canada and Western Europe and in countries where we may have difficulty enforcing our intellectual property rights.  Technological advances, such as the digital distribution of motion pictures, could increase the prevalence of piracy, including in the United States, because such advances simplify the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free TV and the Internet.  The proliferation of unauthorized copies of our products could have an adverse effect on our business, financial condition and results of operations and decrease the revenue we receive from our legitimate products.  Additionally, in order to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue.  We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

Motion picture trade associations such as the Motion Picture Association of America monitor the progress and efforts made by various countries to limit or prevent piracy.  Some of these trade associations have initiated voluntary embargoes on motion picture exports to certain countries in the past to exert pressure on the governments of those countries to become more aggressive in preventing motion picture piracy.  In addition, the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures.  There can be no assurance, however, that voluntary industry embargoes or U.S. government trade sanctions will be enacted or, if enacted, effective.  If enacted, such actions could impact the amount of revenue that we realize from the international exploitation of motion pictures depending upon the countries subject to such action and the duration and effectiveness of such action.  If embargoes or sanctions are not enacted or if other measures are not taken, we may lose an indeterminate amount of additional revenue as a result of motion picture piracy.

Finding a distributor will be key to our success.

A prerequisite for many films success is the purchase of its distribution rights by one of a limited number of distribution companies.  Such companies purchase the distribution rights to a film, advertise and market the film, see that the film will be shown in theaters and exploit the film in other available markets and media.  Many distributors have arrangements with companies already in place, assuring that their films will be shown in theaters.  Distributors also commit resources to the advertising and marketing of films, making them more attractive to audiences and other markets.

A distributor looks at a number of factors in determining whether or not it wants to ultimately distribute a particular film:

•	personal taste
•	perceived marketability
•	cost of purchasing the rights to the film
•	the film’s genre
•	the film’s director
•	the attached talent and its performance
•	the story line
•	success at festivals
•	overall quality of the film

Sometimes demonstrating strength in all these areas is not enough to secure a distributor.  Although sometimes qualitative standards are applied, it is more likely that a distributor is attracted to a certain film for subjective reasons.  We cannot assure you that we will be able to secure a distributor on acceptable terms, if at all.

A distributor’s failure to promote our motion picture adequately would adversely affect our business.

Distributors’ decisions regarding the timing of release and promotional support of motion pictures are important in determining the success of these pictures.  We do not control the timing and manner in which a distributor would distribute our motion picture.  Any decision by those distributors not to promote our motion picture or to promote our competitors’ motion pictures to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

Our receipt of minimum guarantees does not eliminate the risks we face when we license distribution rights.

We often receive a minimum guarantee for licensing distribution rights to sub-distributors, typically with respect to international rights.  However, these minimum guarantees do not assure the profitability of our motion pictures or our operations.  Additional revenues may be necessary from distribution of a motion picture in order for us to recover any investment in excess of the aggregate minimum guarantees, pay for distribution costs, continue acquisition and development of other motion pictures, and cover general overhead.  Licensing distribution rights to sub-distributors in exchange for minimum guarantees may also result in us receiving lower revenues with respect to highly successful films.

Our success depends on the commercial success of motion pictures generally, which is unpredictable.

Operating in the motion picture industry involves a substantial degree of risk.  Each motion picture is an individual artistic work, and inherently unpredictable audience reactions determine commercial success.  Generally, the popularity of our motion picture will depend on many factors, including the critical acclaim it receives, the format of its initial release (for example, theatrical or direct-to-video), the actors and other key talent, the genre and its specific subject matter.  The commercial success of our motion picture also depends upon the quality and acceptance of films that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change.  We cannot predict the future effects of these factors with certainty, any of which could have a material adverse effect on our business, results of operations and financial condition.

In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results may negatively affect future revenue streams.  Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities.  We cannot make assurances that our motion picture will obtain favorable reviews or ratings or that our motion picture will perform well at the box office or in ancillary markets.

Budget overruns may adversely affect our business.

Our business model requires that we be efficient in the production of our motion picture.  Actual motion picture costs often exceed their budgets, sometimes significantly.  The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control.  Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production.  If our motion picture production incurs substantial budget overruns, we may have to seek additional financing to complete production.

In addition, if our motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs.  Increased costs incurred with respect to a particular film may correlate to such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box-office performance, and thus the overall financial success of such film.  Budget overruns could also prevent a picture from being completed or released.

We face substantial competition in all aspects of our business.

The motion picture industry is extremely competitive.  The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment.  We compete with several “major” film studios which are dominant in the motion picture industry, as well as with numerous independent motion picture and television production companies, television networks and pay television systems for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel, and production financing.  Many of the organizations with which we compete have significantly greater financial and other resources than we do.  The majors are typically large, diversified entertainment concerns or subsidiaries of diversified corporations which have strong relationships with creative talent, exhibitors and others involved in the entertainment industry, and whose non-motion picture operations provide stable sources of earnings that offset variations in the financial performance of their motion picture operations.

The entertainment industry is currently evolving into an industry in which certain multi-national multi-media firms, because of their control over key film, magazine and television content, as well as key network and cable outlets, will be able to dominate the communications industries in the United States.  These organizations have numerous competitive advantages, such as the ability to acquire financing for their projects and to make favorable arrangements for the distribution of completed films.  If we are unable to compete in this intense industry, our business will fail.

An oversupply in the market could hinder our films from competing effectively.

The number of motion pictures released by our competitors, particularly the major U.S. studios, may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our film to succeed commercially.  Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest.

Moreover, we cannot guarantee that we can release our film when it is scheduled.  In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign.  Any such change could adversely impact our financial performance.  In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film.

The limited supply of motion picture screens compounds this product oversupply problem.  Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only 10 to 15 films distributed nationally by major studio distributors.  In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release our picture may decrease.  If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion picture may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending claims against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property.  We do not have the financial resources to protect our rights to the same extent as major studios.  We will attempt to protect proprietary and intellectual property rights to our production through available copyright and trademark laws and licensing and distribution arrangements with reputable companies in specific territories and media for limited durations.  Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries.  We may also distribute our products in other countries in which there is little effective copyright or trademark protection.  As a result, it may be possible for unauthorized third parties to copy and distribute our production or certain portions or applications of our intended production.

Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others.  Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Because our business is subject to intellectual property right laws, our business may suffer due to illegal replication of our films or our own unintentional infringement upon other’s proprietary interests.

We plan to copyright all of our film properties and projects.  Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

One of the risks of the film production business is the possibility that others may claim that our production and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property.  Any such assertions or claims may materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations.  If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights.  We cannot provide any assurances, however, that under such circumstances a license, or any other form of settlement, would be available on acceptable terms if at all.

We face risks from doing business internationally.

We may distribute our motion picture outside the United States through a distributor or other third party licensee.  As a result, our business could become subject to certain risks inherent in international business, many of which are beyond our control.  These risks include:

•	fluctuating foreign exchange rates;
•	differing cultural tastes and attitudes;
•	financial instability and increased market concentration of buyers in foreign television markets;
•	differing degrees of protection for intellectual property;
•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;
•	changes in local regulatory requirements, including restrictions on content;
•	the instability of foreign economies and governments; and
•	war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources.

There may be no dividends declared in the foreseeable future.

Payment of dividends on our common stock is within the discretion of the Board of Directors and will depend upon our future earnings, capital requirements, financial condition and other relevant factors.  It should be noted that we currently have no plan to declare any dividends in the foreseeable future.  As a result, you should not rely on an investment in our securities if you require dividend income.  Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future.  Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.  Currently, there is no market in which to sell your shares and one may never develop.

Because the share price was determined arbitrarily, there is no relationship between the share price and book value of the company or other objective criteria.

The $0.10 per share offering price of our common stock was chosen using the last sales price of our stock from our most recent private offering of common stock.  We arbitrarily determined the share price of the shares and the maximum offering amount of the shares.  Among the factors considered were:  (1) the current immediate needs of our company, (2) our uncertain prospects, (3) the current condition of the financial markets, and (4) current offerings in the our principal markets.  There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Our issuance of preferred stock could diminish the value of your common stock.

Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock (or any remaining outstanding warrants).  The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for our company and, thereby, preventing stockholders from receiving the maximum value for their shares.

Future sales of common stock may affect the market price of our common stock.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for stockholders to sell common stock at a time and price which they deem appropriate.  We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our common stock.

We could be adversely affected by strikes or other union job actions.

We are directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures, including members of the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America and the International Brotherhood of Teamsters.  A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities.  Such a halt or delay, depending on the length of time, could cause a delay or interruption in our motion picture.

Our success depends on certain key employees.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the film products we plan to sell and thus to the entire business itself.  We plan to attract key personal to assist in our film making ventures.  Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure.

We may depend on our ability to attract and retain additional qualified personnel to manage certain business interests.  Competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future.  We may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may affect the working capital available for our operations.  Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects.  No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us.  Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Our management has limited experience in running a company.

Although our current executive officers have a broad range of experience in the film industry, they do not have experience in running a business, much less a reporting company.  We plan to hire several key executives who have held senior management positions.  There is no assurance, however, that we will be successful in attracting executives with suitable experience.

If we do not manage our growth effectively, our business may fail.

Our development is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital.  Our ability to manage growth effectively will depend on our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage executive staff and employees.  There can be no assurance that management will be able to manage growth effectively, and the failure to effectively manage growth may have a materially adverse effect our results of operation.

Because we have limited assets and inexact capital requirements, we may not have or be able to obtain sufficient resources to successfully implement our business plan.

As of the date of this prospectus, we have limited assets and will require significant capital to complete the development of our business plan.  Our success may significantly depend upon our ability to raise capital.  Even if we are successful in raising capital, there is still no assurance that the capital raised will be sufficient to facilitate our ultimate needs, because we do not know the exact specific financial requirements of the projects in which we may eventually participate, and therefore do not know what our exact capital needs will be over time.  In addition, we may incur substantial costs in connection with any research and/or negotiations for business opportunities, which may deplete our assets.

We cannot ensure that projections and assessments will be met.

Our ability to accomplish our objectives and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained.  Some of these factors are within the discretion and control of management and others are beyond management’s control.  The assumptions and hypothesis used in preparing any forward-looking assessments of profitability made by management herein are considered reasonable.  We can provide no assurance, however, that any projections or assessments provided to potential investors will be realized or achieved at any level.

Risks Related to This Registration

There is no public market for our common stock, nor is there any assurance that a public market will ever develop or be sustained.

Our common stock has not been approved for listing, or commenced trading on a national exchange, any other exchange, any quotation service, or on the OTC Bulletin Board.  If a market for our common stock does not develop, shareholders may be unable to sell their shares.  No assurance can be given that a public market for the common stock will develop or continue if one is developed.  Prospective investors should assume that they may have to bear the economic risk of an investment in the common stock for an indefinite period of time.

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be traded on the OTC Bulletin Board, or, if traded, a public market may not materialize.  If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 8,529,000 shares of our common stock through the registration statement of which this prospectus forms a part.  Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline.  Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent approximately 42.6% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the OTC Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the OTC Bulletin Board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the OTC Bulletin Board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the OTC Bulletin Board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the OTC Bulletin Board, investors in our common stock may find it difficult to sell their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute forward-looking statements.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.  The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

We cannot guarantee future results, levels of activity or performance.  You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made.  These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 8,529,000 shares of common stock offered through this prospectus.  All of the shares were acquired from us by the selling stockholders in an offering that was exempt from registration pursuant to Section 4(2) and Regulation D as promulgated by the SEC under the Securities Act of 1933 and completed on December 4, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling stockholders as of March 14, 2008 including:

•	the number of shares owned by each selling stockholder prior to this offering;
•	the total number of shares that are to be offered by each selling stockholder;
•	the total number of shares that will be owned by each selling stockholder upon completion of the offering;
•	the percentage owned by each selling stockholder upon completion of the offering; and
•	the identity of the beneficial holder of any entity that owns the shares.

The table below has been prepared based upon the information furnished to us by the selling stockholders.  The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

We have been advised, as noted in the footnotes in the table below, that none of the selling stockholders is a broker-dealer and/or underwriter or an affiliate of a broker-dealer and/or underwriter.  We have been advised that each of these selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table also sets forth the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Percentage ownership is calculated based on 20,029,000 shares of our common stock issued and outstanding on March 14, 2008.  Shares of our common stock subject to options, warrants or other rights currently exercisable or exercisable within 60 days of March 14, 2008 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage ownership of the person holding those options, warrants or other rights, but are not deemed outstanding for computing the percentage ownership of any other person.  Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, unless otherwise noted.

Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered in the Offering	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of the Offering
Affaires Financieres SA1	1,000,000	1,000,000	–	–
Aries Equity Corp.[2]	5,000	5,000	–	–
Aton Select Fund Ltd.[3]	1,000,000	1,000,000	–	–
Besser Kapital Fund Ltd.[4]	450,000	450,000	–	–
Peter L. Coker	10,000	10,000	–	–
Susan H. Coker	10,000	10,000	–	–
Joan Corbo[5]	5,000	5,000	–	–
CSH Advisors Inc.[6]	10,000	10,000	–	–
Sam DelPresto	10,000	10,000	–	–
John Derby	1,000,000	1,000,000	–	–
Adrien Ellul	1,000,000	1,000,000	–	–
Darien Ellul	250,000	250,000	–	–
Claire Entwistle	1,000	1,000	–	–
Christopher Goercke[7]	1,000	1,000	–	–
Thomas H. Hanna, Jr.[8]	5,755,000	5,000	5,750,000	2.9%
Lillian S. Hubbard	1,000	1,000	–	–
Dylan Hundley[9]	5,751,000	1,000	5,750,000	2.9%
Joan Hundley	1,000	1,000	–	–
Sandra Hundley	1,000	1,000	–	–
Steven Kampmann	1,000	1,000	–	–
Laffin Ventures Corporation[10]	1,100,000	1,100,000	–	–
Peter McClellan	1,000	1,000	–	–
Patrick McGowan	1,000	1,000	–	–
Milestone Enhanced Fund Ltd.[11]	250,000	250,000	–	–
New Century Capital Consultants Inc.[12]	10,000	10,000	–	–
Deborah S. O’Brien	1,000	1,000	–	–
Paramount Strategy Corp.[13]	1,000,000	1,000,000	–	–
Jill Rothstein	1,000	1,000	–	–
Mary M. Scott	1,000	1,000	–	–
Nadine C. Smith	400,000	400,000	–	–
Christopher W. Smollon	1,000	1,000	–	–
Todd R. Steiner	1,000	1,000	–	–
VP Bank (Schweiz) AG14	1,000,000	1,000,000	–	–

_____________________

* Less than 1%

(a) Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part are sold in the offering.

1 Luciano Bassi and Werner Wagmann have the power to vote and dispose of the shares being registered on behalf of Affaires Financieres SA.

2 D. Robert Albi has the power to vote and dispose of the shares being registered on behalf of Aries Equity Corp.

3 David Dawes has the power to vote and dispose of the shares being registered on behalf of Aton Select Fund Ltd.

4 Triagol Asset Management Ltd. has the power to vote and dispose of the shares being registered on behalf of Besser Kaptial Funds Ltd. Olivier Chaponnier has the power to vote and dispose of the shares being registered on behalf of Triagol Asset Management Ltd.

5 Joan Corbo is married to Thomas H. Hanna, Jr., our President and Treasurer and a director.

6 Stephen Schaeffer has the power to vote and dispose of the shares being registered on behalf of CSH Advisors Inc.

7 Christopher Goercke is married to Dylan Hundley, our Vice President and Secretary and a director.

8 Thomas H. Hanna, Jr. is our President and Treasurer and a director.

9 Dylan Hundley is our Vice President and Secretary and a director.

10 Mark Tompkins has the power to vote and dispose of the shares being registered on behalf of Laffin Ventures Corporation.

11 Anthony A. McKinney has the power to vote and dispose of the shares being registered on behalf of Milestone Enhanced Fund Ltd.

12 Stephen Apolant has the power to vote and dispose of the shares being registered on behalf of New Century Capital Consultants Inc.

13 Andrew Meade has the power to vote and dispose of the shares being registered on behalf of Paramount Strategy Corp.

14 Rolf Zurcher and Dominik Bruschweiler have the power to vote and dispose of the shares being registered on behalf of VP Bank (Schweiz) AG.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus by the selling stockholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock.  There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders.  The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

DILUTION

The shares of common stock to be sold by the selling stockholders are shares that are currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as it is currently subject to these penny stock rules.  Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 33 holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the SEC under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form S-1 registration statement.  The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form S-1 registration statement.  We must be a reporting company under the Exchange Act in order that our common stock is eligible for trading on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our independent film production, we will need to raise additional capital.  We believe that obtaining reporting company status under the Exchange Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

PLAN OF OPERATION

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion contains forward-looking statements.  Please see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” earlier in this prospectus for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.

Company Overview

We were formed as a Delaware corporation on March 15, 2007 for the purpose of producing full length independent feature films.  Since inception, we have been engaged in the production of our first independent, full-length feature film entitled Buzz Kill.

On April 1, 2007, Buzz Kill, Inc., our wholly owned subsidiary, acquired all right, title and interest in and to the screenplay entitled “Buzz Kill,” written by Steven Kampmann and Matt Smollon.  Each of Messrs. Kampmann and Smollon received the following compensation:  (i) $6,250, (ii) $12,731 in deferred compensation, and (iii) contingent compensation equal to 3.5% of the “net proceeds” (as defined in the literary purchase agreement) of the film.  Messrs. Kampmann and Smollon will receive an additional $25,000 if the film’s North American (i.e., the United States and Canada) theatrical box office receipts reach $15,000,000 and an additional $25,000 thereafter for each $15,000,000 in theatrical box office receipts reached thereafter.

On April 13, 2007, Buzz Kill hired Mr. Kampmann to direct the film.  For his director services, Mr. Kampmann received the following compensation:  (i) $20,000, (ii) $50,000 in deferred compensation, (iii) an additional $10,000 for every $100,000 that the final, actualized budget exceeds $650,000, and (iv) contingent compensation equal to 5% of the “net proceeds” (as defined in the director agreement) of the film.  Mr. Kampmann will receive an additional $25,000 if the film’s North American (i.e., the United States and Canada) theatrical box office receipts reach $15,000,000 and an additional $25,000 thereafter for each $15,000,000 in theatrical box office receipts reached thereafter.

Pursuant to the Investment Agreement, dated May 1, 2007, between our Company and Buzz Kill, we provided financing to Buzz Kill in the amount of $800,000 for the production (principal photography only) and exploitation of Buzz Kill.  Under the agreement, we received a “first priority” right of recoupment of the financing amount and a 20% premium.  In addition, our Company is entitled to a percentage of the “net proceeds” (as defined in the agreement) of the picture, calculated as a percentage equal to 50% of the fraction with a numerator equal to the amount of our financing and a denominator equal to the amount of the final, actualized budget of the film.

In December 2007, we completed a private placement offering of 8,529,000 shares of our common stock to a total of 33 purchasers at a price of $0.10 per share for aggregate proceeds of $852,900.

As of December 31, 2007, Buzz Kill has issued an aggregate principal amount of $160,000 of its 10% Notes Series.  The notes have an interest rate of 10%, compounded monthly, and a maturity date of three years from the date of issuance.  Upon repayment of the notes, in addition to the outstanding principal balance and all accrued and unpaid interest, the noteholders will be entitled to receive (i) a premium equal to 20% of the original principal amount and (ii) contingent compensation equal to 12% of the “net proceeds” (as defined in the notes) of the film.

In February 2008, through our wholly owned subsidiary, Buzz Kill, Inc., we completed post-production of the film, and now seek to market the film and secure distribution.  We have secured the services of a sales representative who will assist us in guiding the film through the festival and distribution process.  We intend to raise additional capital through the issuance of debt and/or equity securities to provide financing for our marketing and distribution activities.

Milestone to Achieve in the Next Twelve Months

Our major objective in the next twelve months is to complete and market our first independent feature film, BuzzKill.  Principal photography on the film was completed in September 2007, and post-production was completed in February 2008.

We are currently engaged in the initial marketing of the film.  (Our production budget of approximately $1,000,000 does not include a marketing and sales budget.)  The finished film will immediately be entered into various film festivals in the U.S. and abroad.  The fee for entering a film into a festival competition is typically $200-300 per entry.  We believe this is the most time-efficient and inexpensive means of (i) measuring audience response, (ii) meeting film distributors both domestic and foreign, and (iii) formulating a public relations campaign with print, TV and other media outlets.

Total marketing and distribution costs are estimated at $200,000.  We hope to reduce out-of-pocket expenses by entering into a distribution agreement.  This distributor will market and distribute the film in exchange for a percentage of royalties.  This means that additional out-of-pocket expense for marketing and sales would be minimal.  If we are unable to contract with a distributor, we intend to finance these expenditures through additional private equity or debt financing.

Our next objective in the next twelve months is to complete the conception phase and enter into the pre-production phase of a second feature film.

Results of Operations from our Inception (March 15, 2007) through December 31, 2007

We did not earn any revenues from inception through the period ended December 31, 2007.  We do not anticipate generating revenue in the near future.  We are presently in the development stage of our business and we can provide no assurance that we will make any money on the films we produce.

We incurred operating expenses in the amount of $155,563 from our inception on March 15, 2007 through December 31, 2007.  These operating expenses primarily consisted of general and administrative expenses, including professional fees and organizational costs in connection with our corporate organization.  We anticipate our operating expenses will increase as we undertake our plan of operations.  The increase will be attributable to undertaking the production of feature films in accordance with our business plan and the professional fees that we will incur in connection with the filing of the registration statement of which this prospectus forms a part with the Securities Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We generated interest income in the amount of $1,692 from our inception on March 15, 2007 through December 31, 2007.  Thus, our net loss for the period from our inception on March 15, 2007 through December 31, 2007 was $153,871.  Our general and administrative operating expenses and lack of revenue for the period were the main components of our operating loss.

Liquidity and Capital Resources

We expect to incur the following expenses in the next twelve months:

1.
BuzzKill ($200,000).  The projected budget for BuzzKill amounts to a total of $1,200,000.  We have already expended approximately $20,000 on script development, $780,000 on production costs and $120,000 on post-production expenses.  We have estimated a total of $200,000 in marketing and distribution costs for the next twelve months.  The majority of the additional expenses is expected to be funded through the sale of our common stock, debt securities and/or royalty grants.

2.
Operating Expenses ($100,000).  We expect to incur approximately $10,000 in connection with general operating expenses in the next twelve months and approximately $90,000 in accounting and legal professional fees in connection with the filing of the registration statement of which this prospectus forms a part with the Securities Exchange Commission.

We had current assets in the amount of $75,768 as of December 31, 2007, consisting wholly of cash in the bank.  Our current liabilities were $404,562 as of December 31, 2007, consisting of $9,100 in accounts payable and accrued expenses, $40,000 loan payable to one of our shareholders and $355,462 in deferral compensation payable, including to our officers and directors.  As such, we have a working capital deficit of $328,794.  We have no external sources of liquidity as of December 31, 2007.

For the reasons stated above, we believe that our working capital deficit will affect our cash needs for the next twelve months.  We have $75,768 in the bank for our estimated expenses of $300,000 in expenses in the next twelve months.  Thus, we believe that we do not have sufficient capital resources to sustain our operations for the next twelve months without having to raise additional capital.  Our current cash resources should be depleted in early 2008 with the introduction of our marketing expenses for BuzzKill and the costs associated with the filing of the registration statement of which this prospectus forms a part.  As our business plan requires additional cash, we will have to raise additional financing.  If we need additional cash and cannot raise it we will either be required to suspend marketing activities until we do raise the cash, or cease activities entirely.  We have not attained profitable operations and, in the long term, may be dependent upon obtaining financing to pursue film production activities if we are unable to achieve revenues from BuzzKill or our expenses exceed any revenues that we may receive from the film.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We do not invest in derivative financial instruments and have no foreign exchange contracts.  Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities.  Fluctuations in interest rates would not have a material impact on the fair value of these securities.

At December 31, 2007, we had $75,768 in cash and cash equivalents.  For purposes of reporting cash flows, we consider all short-term interest bearing deposits with original maturities of three months or less to be cash equivalents.  A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or losses, or the fair market value or cash flow from cash.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Business Strategy

Our plan of operations is to create and produce independent films that appeal to demographically diverse groups.  We plan to acquire unique properties, both dramatic and factual, from a broad spectrum of independent writers, directors, and producers.  Each project will become an independent production company, created as a subsidiary of Eastern Resources, Inc.  We plan to fund the projects and maintain ownership of the films with the intent of building a film library with rights to DVD, book and other reproductive media for sale to the public.

The Film Industry in General

The film industry includes about 9,000 companies with combined annual revenue of $50 billion.  Large companies include Walt Disney, Sony Pictures, MGM, Paramount, Twentieth Century Fox, Universal and Warner Brothers.  These “studios” are generally part of larger media companies.  The industry is highly concentrated: the 50 largest companies account for about 80 percent of industry revenue.  There are also independent production companies, and a large number of companies that provide services to the industry, including creative talent, equipment, technical expertise, and various technical production and distribution services.

The film making business may broadly be segmented into three phases: Pre-production (or Design Phase), Production and Post-production.  Pre-production is the planning phase, which includes budgeting, casting, finding the right location, set and costume design and construction, and scheduling.  Production is the actual making of the film.  The number of people involved in the production phase can vary from a few, for a documentary film, to hundreds, for a feature film.  It is during this phase that the actual filming is done.  Post-production activities take place in editing rooms and recording studios, where the film is shaped into its final form.

Generally, even before the film starts production, marketing personnel develop the marketing strategy for the release.  They estimate the demand for the film and the audience to whom it will appeal, develop an advertising plan, and decide where and when to release the work.  Advertising workers, or unit publicists, write press releases and short biographies of actors and directors for newspapers and magazines.  They may also set up interviews or television appearances for the stars or director to promote the film.  Sales representatives sell the finished product.  Many production companies hire staff or independent companies to distribute, lease and sell their films to theater owners and television networks.

The Rise of Independent Film

While independent films have been around for decades, dating back to B movies and poverty-row production companies, it was not until the late 1980s that indies entered into the forefront of our movie culture.  Over the last 15 years there has been a significant shift in American film-going audiences indicated by the sleeper successes and record-breaking sales at the box office of notable independent films, such as Y Tu Mama Tambien, Monsoon Wedding, Kissing Jessica Stein, Adaptation and My Big Fat Greek Wedding.  Box office returns for indie films in 2004-2006 were at an unprecedented high.  The success of independent films have served to create a niche alongside studio blockbusters in the marketplace, and indie films are increasingly taking over ever a greater market share of box office returns.  Each of the top 10 specialized films of 2004 grossed more than $10 million.  This trend continued in 2005 and 2006 with such indie hits as Crash, March of the Penguins, Saw II, Little Miss Sunshine and Thank You For Smoking, to name just a few.

It is known throughout the industry that studio financed films must recoup four to seven times their costs before they show a profit.  While any investment is a risk, the potential return on a low-budget independent film is far greater than many expensive studio-produced films.  My Big Fat Greek Wedding was made for $5 million and had a worldwide box-office gross of over $300 million.  Swingers, the critically acclaimed independent hit, was made in 1996 for $250,000 and purchased by Miramax for $5 million.  Kissing Jessica Stein was made for less than $1 million and grossed over $7 million at the box office.  The 2006 Sundance Film Festival saw Little Miss Sunshine (Oscar nominee for Best Picture) purchased for a reported $10.5 million by Fox Searchlight.  The 2007 Sundance Film Festival reported a number of films garnishing multi-million dollar distribution deals.

These numbers and the growing number of major award nominations received by indies show that quality independent films are often significantly more lucrative than the Hollywood blockbuster films that studios pour tens of millions of dollars and more into making and marketing.  Since the expensive studio paradigm is proving increasingly problematic from an economic standpoint, the demand for indie production and acquisition is on a steady rise.  The performance of 2004’s, 2005’s and 2006’s specialized films – which range from such easily accessible feel-good fare as Napoleon Dynamite and March of the Penguins to more challenging offerings such as Open Water, Half Nelson and Crash – have given studios the financial incentive to make and distribute more smaller-budget movies.

Currently, the worldwide box office totals exceed $25 billion.  Yearly domestic totals rose steadily through the 1990’s and into the 2000’s, starting at about $4 billion in 1990 and finishing in 2006 at over $9.2 billion.  The film industry has also shown remarkable durability and proved to be essentially recession proof as evidenced by the box office returns for 1987, 1991 and 2001, when, despite a general economic downturn, box office receipts continued to grow.  Independent films are the fastest growing segment of the motion picture business and are experiencing a grown record expected to continue through the decade.  The market continues to be responsive and rewards cost-effective motion pictures made on smaller budgets.  The breakout success of the films, like those listed below, show that well crafted films, made with intelligence and originality will find audiences despite their modest budgets.

Independently Produced Pictures

Title (Distributor)	Worldwide Box Office (in millions)		Budget (in millions)	Gross (in millions)
The Blair Witch Project (Artisan Entertainment)	$248.6		$0.06	$248.54
Chasing Amy (Miramax)	$12.0	*	$0.25	$11.75
Crash (Lions Gate)	$98.4		$6.5	$91.9
The Full Monty (Fox Searchlight)	$257.9		$3.5	$254.4
In the Company of Men (Sony Classics)	$2.9	*	$0.03	$2.87
Kids (Miramax)	$7.4	*	$1.5	$5.9
Memento (Newmarket Group)	$39.7		$9.0	$30.7
Monster’s Ball (Lions Gate)	$44.9		$4.0	$40.9
My Big Fat Greek Wedding (IFC)	$368.7		$5.0	$363.7
Napoleon Dynamite (Fox Searchlight)	$46.1		$0.4	$45.7
Open Water (Lions Gate)	$54.7		$0.5	$54.2
Pi (Artisan Entertainment)	$3.2	*	$0.06	$3.14
Saw II (Lions Gate)	$147.7		$4.0	$143.7
Sex, Lies, & Videotape (Miramax)	$24.7	*	$1.2	$23.5
Sling Blade (Miramax)	$24.4	*	$1.0	$23.4
Swingers (Miramax)	$4.6	*	$0.2	$4.4
The Usual Suspects (Gramercy Pictures)	$23.3	*	$6.0	$17.3
Welcome to the Dollhouse (Sony Classics)	$4.6	*	$0.8	$3.8
Whale Rider (Newmarket Group)	$41.4		$3.5	$37.9
You Can Count on Me (Paramount Classics)	$11.0		$1.2	$9.8
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Sources:  www.boxofficemojo.com and www.imdb.com.
*Only domestic grosses.

Other Sources of Revenue

Currently a film’s box office represents just 20% of a film’s total income.  Industry analysts project the following revenue streams above and beyond the theatrical box office gross:

o	Domestic video – 30% of total income
o	Domestic pay TV – 9% of total income
o	Network and Syndication – 5% of total income
o	Foreign Theatrical – 13% of total income
o	Foreign Video – 18% of total income
o	Foreign TV – 7% of total income

Expanding in Existing and New Markets

We plan to grow our operations through the funding of projects from proceeds of previous productions, and through the growth of our library of films.  We believe that we will be able to gain market share by increasing the size of our library, which may involve the acquisition of films compatible with our mission.  In addition to continually seeking out and evaluating new projects of merit, we may consider the acquisition of other production companies operating in a similar intellectual space.

Maintain Stringent Cost Controls

We believe that maintaining stringent cost controls is a key factor in achieving profitability and growth.  We will limit our budget allocation for each production, thus avoiding the most common mistake of film companies both large and small, an excessive fiscal enthusiasm for one project at the expense of future projects.  We intend to set limits of $2,000,000 per project with an operational target of $200,000.  Our initial production, described below, is estimated at roughly $1,200,000.  These cost controls will be maintained using sophisticated management information systems that allow us to monitor production, scheduling and budgeting on a daily basis.

Experienced Management with Decentralized Operating Structure

As of now, we intend to rely upon the expertise of our officers and directors to spearhead initial productions.  As we grow, we will rely upon the expertise of our production managers, who will have significant experience in the film industry.  We also intend to purchase intellectual properties from established creative personnel in the film industry.  Each production will be executed as a separate business, wholly owned by us, executed by an independent crew of writers, directors and technicians with established credentials in their respective fields.  In order to align corporate and divisional profit goals, production managers may receive bonuses based on the return on investment of their respective productions.  We believe that this interaction between the divisional managers and corporate management provides enhanced operating results.

Current Project Description

In April 2007, we acquired the rights to exploit the literary work known as Buzz Kill, a screenplay written by Steven Kampmann and Matthew Smollon.  The film has a budget of $1.2 million.  We recently completed production and post-production of the film.  This film is about a struggling writer who acquires fame in an unusual way when a notorious serial murderer, named the Karaoke Killer, steals his car and the newest draft of his script.  Along the way, he learns it doesn’t matter how you get famous, just that you are famous.

Making a full length motion picture at this budget level takes about 20 to 26 weeks.  The process is broken down into a few discreet phases of production.

A.  Pre-Production

The pre-production period is largely spent preparing to shoot the movie’s scenes either on sets or on location.  Contracts are secured with necessary personnel, including directors of casting and photography and a line producer.  Actors for the various roles called for in the screenplay are cast.  Contracts with the appropriate unions are secured, including the Screen Actors Guild, Writers Guild of America and Directors Guild of America and International Brotherhood of Teamsters.  Other film crew positions are filled, such as assistant directors, cameramen, sound technicians, wardrobe, hair and make-up workers are hired.  Location scouting begins and equipment rentals are secured.

B.  Production

The production phase largely consists of shooting the movie scenes.  Our production of BuzzKill consisted of 20 shooting days in the New York area and five shooting days near Los Angeles.

C.  Post-Production

Post-production is mostly the editing process, which took approximately 20 weeks.  Editing the sound and video, adding titles at the beginning and end of the movie, and developing a musical soundtrack all compose parts of this process.  It is in this phase that a final print of the film is generated.

D.  Marketing

We intend to market, promote and advertise our films at every stage of production.  We have secured the services of a sales representative to help market BuzzKill, and assist in navigating the festival circuit and distribution process.  The more a production has to offer in terms of promotion and advanced publicity, the more appealing it is to domestic theatrical distributors.  The following is the blueprint for marketing our films, which may change or be altered at various stages of production as the producer sees fit.

Pre-Production

•
The film’s production will be announced in the production charts that are carried in the industry’s trade publications, i.e., The Hollywood Reporter and Variety.  These charts are read by bankers, distributors and the film community regularly and are a good source to begin positive word-of-mouth.

•
Early publicity will be generated as key casting announcements and other production elements come into place.  Periodic press releases will be sent to the trades and other local and national publication for “stories” on the development of the production.

•	Work will begin on a press kit and a unit photographer will be hired. These will be important tools for the eventual advertising and publicity of the film.

Production

•
Early production stories will be supplied to major newspaper and magazines in order to establish early name recognition.  Topics will include stories on cast and crew, locations, soundtracks, independent filmmaking and more.

•
A video team will be hired to shoot “behind-the-scenes” footage, which will be used for the future electronic press kit.  These kits typically include interviews of the cast, the director and the producers as well as the film’s trailer and clips.  It represents an essential marketing tool to help develop the film’s profile with the electronic media.

•	The producer will finalize the selection of musical talent and secure musical rights if necessary.

Post-Production

•	Distributors will be invited into the editing room as a way to involve them in the process and generate advance interest in the film.
•	The press kit will be finalized.
•	The films will be submitted to numerous film festivals, including, but not limited to:
o	The Sundance Film Festival
o	The American Film Market
o	The Berlin International Film Festival
o	The Toronto International Film Festival and Market
o	The Telluride Film Festival
o	The New Directors/New Film Series presented by the Film Society of Lincoln Center
o	The Independent Feature Film Market
o	The Taos Film Festival
o	The Hamptons Film Festival
o	The Tribeca Film Festival

An aggressive marketing plan of our product will be displayed at these venues.  Through our participation in these festivals we will attract attention to our film, use the buzz created and directly approach both foreign and domestic distributors.  We expect these efforts to enhance our recognition ultimately leading to distribution.

•	A rough cut of the film’s trailer will be assembled.
•	Theatrical distribution deals will be closely examined, particularly regarding print and advertising commitments.
•	The producer will work closely with distributors to create an advertising campaign and promotional platform for the film

E.  Distribution

There are two traditional roads a film can take towards distribution.  For an independent film, the most likely route is the purchase of worldwide rights by one of a number of distribution companies.  These companies buy films, present them in theaters and exploit the film in all other markets.  Most large distributors have sister companies or a division that deals specifically with low-budget independent films.

They include:	A division of:
Miramax	Walt Disney Corporation
Sony Classics	Sony Entertainment
Picturehouse	New Line Cinema/Warner Brothers/HBO
Paramount Classics	Paramount Pictures/Viacom
Fox Searchlight	Twentieth Century Fox Corporation
Focus Films	Universal

Competing with these specialty divisions are the many “independent distributors” which are unaffiliated with the major studios and acquire and distribute specialized films through their own “studio-like” infrastructure, such as Weinstein Co.

The other traditional route that may be explored is to distribute the films, via a sales agent, through the various available markets.  We will seek to exploit seven principal motion picture markets:  (i) theatrical release, (ii) home video/DVD, (iii) pay cable services, (iv) pay-per-view, (v) independent television, (vi) foreign markets and (vii) other markets.

Another emerging trend in distribution is content on demand provided digitally through the internet on home computers and on portable hand held devices such as iPod.  Soon, movies will come pouring through the internet and may provide fresh opportunities for low budget independently produced films.

The producers will simultaneously explore all options and ultimately adopt the one that maximizes the greatest exposure for the film and return to investors.

F.  Competition

The independent film market today is very mature, with countless production companies, films and other media productions.  We would be competing against these companies, films and other media productions.

Although the industry is intense, we believe our film is unique to the field.  It remains to be seen, however, whether our products will sustain in this intense market.

Compliance with Government Regulation

We do not believe that government regulation will have a material impact on the way we conduct our business.

Subsidiaries

We have formed one subsidiary, Buzz Kill, Inc., a New York corporation, for the production of the film BuzzKill.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.  We own a literary property currently entitled “Buzz Kill,” a registered copyright property.

Employees

We currently have two employees – our president and treasurer, Thomas H. Hanna, Jr., and our vice president and secretary, Dylan Hundley.  We plan to conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Description of Property

Our corporate offices are currently located at 4 Park Avenue, Suite 16K, New York, NY  10016.  Our corporate telephone number is (917) 687-6623.

Legal Proceedings

From time to time we may be involved in claims arising in the ordinary course of business.  To our knowledge, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding our directors, executive officers and key personnel.

Name	Age	Position
Thomas H. Hanna, Jr.	43	President, Treasurer and Director
Dylan Hundley	37	Vice President, Secretary and Director
Kristie Rubendunst	55	Director

Our directors and officers hold office until the earlier of their death, resignation or removal or until their successors have been duly elected and qualified.  Our officers are appointed by the board of directors and serve at the discretion of the board.  There are no family relationships among our directors and executive officers.

Thomas H. Hanna, Jr. is an attorney in New York City and has a wide range of legal experiences including litigation, real estate and entertainment.  Most recently he has produced the highly successful off-Broadway shows, Pieces (of ass) through his production company, New Scenario Entertainment, and Voyage of the Carcass.  Recently, he has also worked producing and developing several television projects for Steven Van Zandt’s company, Renegade Nation.  Hanna was also the producer of the highly successful Shooting Gallery Film Series for Shooting Gallery Entertainment where he oversaw all aspects of the series.  He has served as legal counsel and co-producer on the short film Death of the Monkey by David Goldsmith and has worked on numerous feature films.  His independent film credits include Hamlet, with Ethan Hawke, Bill Murray, Liev Schreiber and Sam Shepard; Better Living with Olympia Dukakis; Dummy by Gregory Pritikin with Adrien Brody; Perfume with Jeff Goldblum and Paul Sorvino; Maze with Laura Linney; and Heartbreak Hospital by Ruedi Gerber.  Mr. Hanna received his J.D. from Widener University School of Law in 1991 and his B.A. in Economics from St. Michael’s College in 1987.

During our development stage, our president intends to devote his full business time to our business.

Dylan Hundley started her training as an actress at the world renowned Neighborhood Playhouse and The Groundlings immediately after leaving high school.  On her first audition she managed to land the role of Sally Fowler in the now iconic Metropolitan.  She went on to star in many independent films such as A Holiday Affair, Brooklyn Film Festival’s 2001 winner for best film.  Other film credits include Dangerous Game alongside Madonna and Harvey Keitel and The Last Days of Disco with Kate Beckinsale and Chloe Sevigny.  She has two television shows in development.  One entitled Underground Hall of Fame which follows largely unknown musical artists with established followings and another called Funded.  Hundley also has consulted for HiFi Recordings, the home of Spacehog, The Marvelous Three and Avril Lavigne from 1997-2000.

During our development stage, our vice president intends to devote her full business time to our business.

Kristie Rubendunst became one of our directors on September 10, 2007.  From 1998 to 2007, Ms. Rubendunst served as a corporate finance and securities paralegal at New York City law firms, including Debevoise & Plimpton.  She archived over 5,000 photographic glass plates of Wilfred E. Stone, and as a result of several exhibits she organized, Mr. Stone was recognized by Yankee Magazine as a significant New England photographer.  Ms. Rubendunst received a certificate in film production from the New School, New York, New York.  Subsequently, co-wrote and co-produced Trial By Fire, a morality tale filmed in New York City.  In June 2007, she formed a consulting firm to assist microcap companies and not-for-profit companies achieve their growth goals.

During our development stage, Ms. Rubendunst intends to devote approximately 5% of her business time to our business.

Board Independence and Committees

We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has a requirement that the Board of Directors be independent.  However, in evaluating the independence of its members and the composition of the committees of the Board of Directors, the Board utilizes the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules.

None of our directors is qualified as “independent,” as that term is defined by the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act.

The Board of Directors expects to continue to evaluate its independence standards and whether and to what extent the composition of the Board and its committees meets those standards.  We intend to appoint persons to the Board and committees of the Board as required to meet the corporate governance requirements imposed by a national securities exchange.

Additionally, we plan to form an audit committee, a corporate governance committee and a compensation committee, and to adopt charters relative to these committees, in the near future.  Until that time, the entire board will continue to perform the duties of the audit committee, the corporate governance committee and the compensation committee, which means that directors who are executive officers will be involved in these matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2008 by (1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group.  Shares of our common stock subject to options, warrants or other rights currently exercisable or exercisable within 60 days of March 14, 2008 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding those options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Eastern Resources, Inc., 4 Park Avenue, Suite 16K, New York, NY  10016.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Directors and Executive Officers:
Thomas H. Hanna, Jr.	5,755,000	28.7%
Dylan Hundley	5,751,000	28.7%

Directors and Executive Officers as a Group (2 persons)	11,506,000	57.4%
___________________

* Less than 1%

(1)  Based on 20,029,000 shares of our common stock issued and outstanding as of March 14, 2008.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid by us in the fiscal year ended December 31, 2007 for our principal executive officer, the two most highly compensated executive officers who received annual compensation in excess of $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at the end of our fiscal year.  These officers are referred to herein as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Thomas H. Hanna, Jr.	2007	$0	$0	$0	$0	$25,000	(1)	$25,000
President

Dylan Hundley	2007	$0	$0	$0	$0	$20,000	(2)	$20,000
Vice President

(1) Represents payment received for Mr. Hanna’s producer services in connection with the film BuzzKill.
(2) Represents payment received for Ms. Hundley’s finder services in connection with the film BuzzKill.

Currently, none of our officers and/or directors is being compensated for their services as officers and/or directors during the development stage of our business operations.

We have not paid any salaries in 2007, and we do not anticipate paying any salaries at any time in 2008.  We will not begin paying salaries until we have adequate funds to do so.

The officers and directors are reimbursed for any out-of-pocket expenses they incur on our behalf.  In addition, in the future, we may approve payment of salaries for our officers and directors, but currently, no such plans have been approved.  We also do not currently have any benefits, such as health insurance, life insurance or any other benefits available to our employees.

Outstanding Equity Awards at Fiscal Year-End

We have not issued any stock options or maintained any stock option or other incentive plans since our inception.  We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.  Similarly, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers or any other persons following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in a named executive officer’s responsibilities following a change in control.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Compensation of Directors

None of our directors receive any compensation for serving as such, for serving on committees of the board of directors or for special assignments.  During the fiscal year ended December 31, 2007, there were no other arrangements between us and our directors that resulted in our making payments to any of our directors for any services provided to us by them as directors.

Indemnification

Under our bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as provided below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

In connection with the formation of the Company, on March 15, 2008, each of Thomas H. Hanna, Jr., our President and Treasurer and a director, and Dylan Hundley, our Vice President and Secretary and a director, received 5,750,000 founder shares of common stock in exchange for all of the issued and outstanding capital stock of Buzz Kill, Inc., as well as services rendered in connection with the organization of the Company.

On April 17, 2007, Ms. Hundley entered into a memorandum of agreement with Buzz Kill, Inc. pursuant to which Ms. Hundley agreed to introduce Buzz Kill to third parties who may be interested in lending for, investing in or in any other way financing all or a portion of the development and/or production of our film, BuzzKill.  Under the agreement, Ms. Hundley is entitled to the following payments: (i) $40,000 in finder’s fees, of which $20,000 has been paid and the remaining $20,000 will be paid as deferred payment, (ii) $50,000 in deferred compensation for her producer services and (iii) contingent compensation in an amount equal to 5% of the “net proceeds” of the film.

On August 1, 2007, Mr. Hanna entered into a producer agreement with Buzz Kill, Inc. pursuant to which Mr. Hanna provided preparation, production and post-production services in connection with the film, BuzzKill.  Mr. Hanna’s compensation under the agreement includes (a) an amount equal 5% of the actualized budget of the film, of which $25,000 has been paid and the remaining $25,000 is due and payable, (b) $150,000 in deferred compensation and (c) contingent compensation in an amount equal to the remaining percentage of any “net proceeds” generated by the film after deducting “off-the-top” of all third party profit participations.

In June 2007, Mr. Hanna made an interest free bridge loan to Buzz Kill, Inc. in the aggregate amount of $100,000.  As of March 14, 2008, the balance on the loan was $40,000.

In February 2008, Mr. Hanna made an interest free loan to Buzz Kill, Inc. in the amount of $2,241 to cover its operating expenses.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	on such public markets or exchanges as the common stock may from time to time be trading;
•	in privately negotiated transactions;
•	through the writing of options on the common stock;
•	in short sales, or;
•	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the OTC Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the OTC Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;
•	a price related to such prevailing market price of our common stock, or;
•	such other price as the selling shareholders determine from time to time.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser.  If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

•	not engage in any stabilization activities in connection with our common stock;
•	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

Under the securities laws of some states, the shares of common stock may be sold in these states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share.  As of March 14, 2008, there were 20,029,000 shares of our common stock issued and outstanding.  Our shares are held by 33 stockholders of record.  We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Holders of our common stock representing more than fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation or merger, and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of all the outstanding voting shares is required to amend our certificate of incorporation.  Our certificate of incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock, none of which is designated, issued or outstanding.  Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Gottbetter & Partners, LLP, New York, New York.

INTERESTS OF NAMED EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Sherb & Co., LLP, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in its audit report.  Sherb & Co, LLP has presented its report with respect to our audited financial statements.  The report of Sherb & Co, LLP is included in reliance upon its authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN THE LAST FIVE YEARS

Eastern Resources, Inc. was incorporated on March 15, 2007 in the State of Delaware for the purpose of producing independent film projects.

Thomas H. Hanna, Jr. is our president and Dylan Hundley is our vice president.  Mr. Hanna and Ms. Hundley are members of our board of directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may read and copy the registration statement, exhibits and schedules we filed with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. and 3:00 p.m.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

EASTERN RESOURCES, INC. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Eastern Resources, Inc.

We have audited the accompanying consolidated balance sheet of Eastern Resources, Inc. and Subsidiary and the related consolidated statements of operations, stockholders’ equity and cash flows from March 15, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Eastern Resources, Inc. and Subsidiary as of December 31, 2007 and the results of their operations and their cash flows for the period from March 15, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred a net loss of approximately $154,000 from March 15, 2007 (inception) to December 31, 2007. As a result, the current operations are not an adequate source of cash to fund future operations. This issue among others, raises substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

New York, NY
March 14, 2008

EASTERN  RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Company)

 CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2OO7

ASSETS

CURRENT ASSETS - Cash	$75,768

OTHER ASSETS - Film costs	1,216,908

TOTAL ASSETS	$1,292,676

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,100
Loan payable-shareholder	40,000
Compensation payable, including to officers and director	355,462

TOTAL CURRENT LIABILITIES	404,562

NOTES PAYABLE, inclusive of accrued interest of $4,761
and additional premium of $24,324	189,085

STOCKHOLDERS' EQUITY
Preferred Stock, $.001 par value, 5,000,000 shares authorized;
none issued
Common stock, $.001 par value,
20,029,000 shares issued and outstanding	20,029
Additional paid-in capital	844,371
Deficit accumulated in the development stage	(153,871)
Subscriptions receivable	(11,500)
TOTAL STOCKHOLDERS' EQUITY	699,029

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$1,292,676

See notes to consolidated financial statements.

EASTERN RESOURCES, INC. AND SUBSIDIARY
(A Developmental Stage Company)

 CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 15, 2007 (INCEPTION) TO DECEMBER 31, 2007

REVENUES	$-

COSTS AND EXPENSES:
General and administrative	155,563
TOTAL COSTS AND EXPENSES	155,563

LOSS BEFORE OTHER INCOME	(155,563)

Interest income	1,692

NET LOSS	$(153,871)

NET LOSS PER SHARE:
Basic and Diluted	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES:	17,594,600

See notes to consolidated financial statements.

EASTERN RESOURCES, INC. AND SUBSIDIARY
(A Developmental Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM MARCH 15, 2007 (INCEPTION) TO DECEMBER 31, 2007

				Deficit
				Accumulated
	Common	Common	Additional	During the	Stock	Total
	Stock	Stock	Paid-in	Development	Subscription	Stockholders'
	Shares	Amount	Capital	Stage	Receivable	Equity
Balance, March 15, 2007 (Inception)	-	$-	$-	$-	$-	$-

Stock issued to founders at par	11,500,000	11,500	-	-	(11,500)	-
Stock issued for cash at $.10 per share	8,529,000	8,529	844,371	-	-	852,900
Net loss	-	-	-	(153,871)	-	(153,871)
						-
Balance, December 31, 2007	20,029,000	$20,029	$844,371	$(153,871)	$(11,500)	$699,029

See notes to consolidated financial statements.

EASTERN  RESOURCES, INC. AND SUBSIDIARY
(A Development Stage Company)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 15, 2007 (INCEPTION) TO DECEMBER 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(153,871)
Adjustments to reconcile net loss to
net cash used in operating activities:
Increase in film costs	(1,216,908)
Increase in capitalized interest	29,085
Increase in accounts payable and accrued expenses	9,100
Increase in compensation payable	355,462
NET CASH USED IN OPERATING ACTIVITIES	(977,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	160,000
Proceeds from loan payable - Shareholder	40,000
Proceeds from issuance of common stock	852,900
NET CASH PROVIDED FROM FINANCING ACTIVITIES:	1,052,900

INCREASE IN CASH	75,768

CASH - BEGINNING OF PERIOD	-

CASH - END OF PERIOD	$75,768

CASH PAID FOR :
Interest	$-
Taxes	$-

See notes to consolidated financial statements.

Eastern Resources, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(A Development Stage Company)

Note 1 – Organization and Nature of Operations

Eastern Resources, Inc. was incorporated in the State of Delaware on March 15, 2007.  The Company recently completed production of a feature length major motion picture, and plans to market it to distributors in the United States and abroad. The Company plans to produce a wide range of independent films outside the traditional studio system. The Company intends to distribute films for theatrical release, and exploit methods of delivery worldwide. The Company intends to execute its business plan through the acquisition of unique films from a broad spectrum of independent writers, directors and producers.  Each project will become an independent production company, created as a subsidiary of Eastern Resources, Inc.  The Company plans to fund the projects and maintain ownership of the films with the intent of building a film library with the rights to DVD, book and other reproductive media for sale to the public.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include those of the Company and its wholly owned subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the period.  Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents.

Income Taxes - Income taxes are accounted for in accordance with the provisions of SFAS No. 109.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short term maturity of these financial instruments.

Loss Per Common Share - Loss per common share is computed using the weighted average number of shares outstanding.  Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

Revenue Recognition - The Company recognizes revenues from the sale or licensing arrangement of a film upon delivery of a completed film or the commencement of a licensing period. The Company had substantially completed film production at December 31, 2007 but realized no revenues as of that date.

Film Costs - Film costs include all direct negative costs incurred in the physical production of the film as well as allocated production overhead. Such costs include story costs and scenario; compensation of cast, directors, producers and extras; set construction and operations; wardrobe and accessories; sound synchronization; location expenses and post production costs including music, special effects and editing. Film costs are amortized based on the ratio of current period gross revenues to estimated remaining ultimate revenues from all sources on an individual production basis. Estimated ultimate revenues are revised periodically and the carrying values of the films are evaluated for impairment. Losses, if any, are provided in full.

Advertising Costs - Advertising costs are expensed as incurred. Expenditures for the period ended December 31, 2007 were insignificant.

Recent Accounting Pronouncements

–
In September 2006, the FASB Statement No. 157 “Fair Value Measurements.”  This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”) and expands disclosure about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute.  Accordingly, this statement does not require any new fair value measurements.  However, for some entities, the application of this statement will change current practices.  This statement is effective for financial statements for fiscal years beginning November 15, 2007.  Earlier application is permitted provided that the reporting entity has not issued financial statements for that fiscal year.  Management believes this statement will have no impact on the financial statements of the Company once adopted.

–
In February 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115.”  This statement permits entities to choose to measure financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This statement is expected to expand the use of fair value measurements, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments.  This statement applies to all entities, including not-for-profit organizations.  Most of the provisions of this statement apply only to entities that elect the fair value option.  However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities.  Some requirements apply differently to entities that do not report net income.  Management is currently evaluating the impact, if any; this statement will have impact on the financial statements of the Company once adopted.

–
In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations. This Statement replaces FASB Statement No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and other events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports.

This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. That replaces Statement 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.

This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquirer), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This Statement applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. It does not apply to: (a) The formation of a joint venture, (b) The acquisition of an asset or a group of assets that does not constitute a business, (c) A combination between entities or businesses under common control, (d) A combination between not-for-profit organizations or the acquisition of a for-profit business by a not-for-profit organization.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

–
In December 2007, the FASB issued FASB Statement No. 160 – Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.  This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. Not-for-profit organizations should continue to apply the guidance in Accounting Research Bulletin No. 51, Consolidated Financial Statements, before the amendments made by this Statement, and any other applicable standards, until the Board issues interpretative guidance.

This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This Statement improves comparability by eliminating that diversity.

A noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require: (a) The ownership interests in subsidiaries held by parties other than he parent be clearly identified, labeled, and presented in the consolidated statement  of financial position within equity, but separate from the parent’s equity, (b) The  amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, (c) Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent’s ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and this Statement requires that they be accounted for similarly, as equity transactions, (d) When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment, (e) Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Note 3 – Going Concern

The Company at present has insufficient funds to sustain the cash flows required to meet the anticipated operating costs to be incurred in the next twelve months. Management intends to sell additional equity and / or debt securities in the future to supplement potential revenues. However, there can be no assurance that the Company will be successful in raising significant additional funds. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4 – Notes Payable

In 2007, the Company issued 10% Notes Series aggregating $160,000 payable to four persons. The notes included accrued interest compounded monthly and become due and payable on varying dates in the year 2010. Accrued interest of $4,761 was capitalized as film costs as of December 31, 2007. The notes are subordinated to monies payable to trade payables and to the loan payable to Mr. Hanna, an officer and major shareholder. Upon repayment of the notes and accrued interest the Company agreed to pay the noteholders an additional premium of 20% of the original principal ($32,000). The noteholders rights to receive the premium survive any redemption of the notes. The financial statements reflect the present value of the premium of $24,324 as of December 31, 2007 which was capitalized as film costs. Such amount was calculated using 10% per annum compounded monthly. In addition to the repayments of principal, accrued interest and premium the noteholders will be entitled to a 12% participation in the film’s net proceeds as defined in the agreements.

Note 5 – Loan Payable - Shareholder

In July 2007, the Company received a bridge loan of $100,000 from Mr. Hanna. Subsequent repayments of $60,000 reduced the loan to $40,000 as of December 31, 2007. The loan is unsecured, interest free and repayable on demand.

Note 6 – Subscriptions Receivable

The Company issued 11,500,000 common shares in March 2007 to the Company’s founders. The shares were valued at par ($.001 per share) thereby aggregating $11,500. Such amount remained unpaid at December 31, 2007 and was accordingly offset against shareholders’ equity.

Note 7 – Income Taxes

The Company accounts for income taxes under Statement of Financial Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

For the year end December 31, 2007 the benefit for income taxes differs from the amounts computed by applying the statutory federal income tax rate to the loss before provision for income taxes; the reconciliation is as follows:

Benefit computed at statutory rate	$54,000
Temporary difference	(7,000)
Income tax benefit not utilized	(47,000)
Net income tax benefit	$–

The Company had a net operating loss carryforward for tax purposes of approximately $154,000 at December 31, 2007 which expires in the year 2027. Listed below are the tax effects of the items related to the Company’s net tax asset:

Tax benefit of net operating loss carryforward	$54,000
Valuation allowance	(54,000)
Net deferred tax asset recorded	$–

Note 8 – Agreements

(a)
On April 17, 2007, Ms. Hundley entered into a memorandum agreement with the Company pursuant to which Ms. Hundley agreed to introduce Buzz Kill to third parties who may be interested in lending or investing or in any other way financing all or a portion of the development and / or production of our film, BuzzKill. Under the agreement, Ms. Hundley is entitled to the following payments (i) $40,000 in finder’s fees, of which $20,000 is deferred, (ii) $50,000 in deferred compensation for her producer services and (iii) contingent compensation in an amount equal to 5% of the “net proceeds” of the film.

(b)
On August 1, 2007, Mr. Hanna entered into a producer agreement with Buzz Kill, Inc. pursuant to which Mr. Hanna will provide preparation, production and post-production services in connection with the film, BuzzKill. Mr. Hanna’s compensation under the agreement included (i) $50,000, (ii)a deferral in the amount of $150,000 and (iii) the remaining “net proceeds” generated by the film after deducting “off-the-top” of all third party profit participations.

(c)
On April 1, 2007, the Company agreed to purchase all rights, title and interests in the screenplay “Buzz Kill”. The initial consideration was $12,500 and a deferral of $25,462. The Company is contingently obligated for 7% of the net proceeds. If the picture is released as a theatrical motion picture and the box office receipts from exhibition in “North America” reach or exceed $15,000,000, the Company will pay the seller $25,000 and an additional $25,000 for each additional $15,000,000 in receipts thereafter.

(d)
On April 13, 2007, the Company engaged the services of a director for the screenplay “BuzzKill”. Agreed upon compensation amounted to $105,000, of which $50,000 was deferred. Additional compensation is payable at 5% of the net proceeds. If the picture is released as a theatrical motion picture and box office receipts reach or exceed $15,000,000, the Company will pay the director $25,000 and an additional $25,000 for each $15,000,000 in receipts thereafter.

At December 31, 2007 unpaid compensation as reflected above is included in accounts payable and accrued expenses as follows:

(a)	Mr. Hanna, President	$175,000
(b)	Ms. Hundley, Vice President	70,000
(c)	Director	85,000
(d)	Story and author rights	25,462
		$355,462

8,529,000 Shares of Common Stock

Eastern Resources, Inc.

PROSPECTUS

__________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

SEC registration fees	$34
Transfer agent fees	1,000
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Miscellaneous fees and expenses	15,000

Total	$96,034

Item 14.  Indemnification of Directors and Officers.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by our Board of Directors;
3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Delaware law; or;
4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.  Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

In connection with the formation of the Company, on March 15, 2008, each of Thomas H. Hanna, Jr., our President and Treasurer and a director, and Dylan Hundley, our Vice President and Secretary and a director, received 5,750,000 founder shares of common stock in exchange for all of the issued and outstanding capital stock of Buzz Kill, Inc., as well as services rendered in connection with the organization of the Company.  The shares were issued in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

We completed a private placement offering of 8,529,000 shares of our common stock at a price of $0.10 per share to a total of 33 purchasers in December 2007.  The total amount we received from this offering was $852,900.  The offering was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act.  The shares sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

The proceeds received from the private placement were used to fund our first independent feature film, BuzzKill.

Item 16.  Exhibits

Exhibit No.	Description	Reference

3.1	Certificate of Incorporation	Filed herewith.
3.2	Bylaws	Filed herewith.
5.1	Opinion of Gottbetter & Partners, LLP	Filed herewith.
10.1	Literary Purchase Agreement, dated April 1, 2007, among Buzz Kill, Inc. and Seasmoke, Inc. f/s/o Steven Kampmann and Matt Smollon	Filed herewith.
10.2	Director Agreement, dated April 13, 2007, between Buzz Kill, Inc. and Seasmoke, Inc.	Filed herewith.
10.3	Memorandum of Agreement, dated April 17, 2007, between Dylan Hundley and Buzz Kill, Inc.	Filed herewith.
10.4	Investment Agreement, dated May 1, 2007, between Buzz Kill, Inc. and Eastern Resources, Inc.	Filed herewith.
10.5	Producer Agreement, dated August 1, 2007, between Buzz Kill, Inc. and Thomas Hanna	Filed herewith.
10.6	Form of Subscription Agreement between Eastern Resources, Inc. and the subscriber thereto	Filed herewith.
10.7	Form of Subscription Agreement between Buzz Kill, Inc. and the subscriber thereto	Filed herewith.
10.8	Form of Escrow Agreement among Buzz Kill, Inc., the buyers thereto and Emerson E. Bruns, PLLC	Filed herewith.
10.9	Form of 10% Note Series issued by Buzz Kill, Inc.	Filed herewith.
21.1	Subsidiaries of Eastern Resources, Inc.	Filed herewith.
23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed as Exhibit 5.1)	Filed herewith.
23.2	Consent of Sherb & Co, LLP	Filed herewith.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (Sec. 230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on March 21, 2008.

EASTERN RESOURCES, INC. By: /s/ Thomas H. Hanna, Jr. Name: Thomas H. Hanna, Jr. Title: President

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Thomas H. Hanna, Jr.
Thomas H. Hanna, Jr.	President and Director (Principal Executive and Financial Officer)	March 21, 2008

/s/ Dylan Hundley
Dylan Hundley	Director	March 21, 2008

/s/ Kristie Rubendunst
Kristie Rubendunst	Director	March 21, 2008

EXHIBIT INDEX

Exhibit No.	Description	Reference

3.1	Certificate of Incorporation	Filed herewith.
3.2	Bylaws	Filed herewith.
5.1	Opinion of Gottbetter & Partners, LLP	Filed herewith.
10.1	Literary Purchase Agreement, dated April 1, 2007, among Buzz Kill, Inc. and Seasmoke, Inc. f/s/o Steven Kampmann and Matt Smollon	Filed herewith.
10.2	Director Agreement, dated April 13, 2007, between Buzz Kill, Inc. and Seasmoke, Inc.	Filed herewith.
10.3	Memorandum of Agreement, dated April 17, 2007, between Dylan Hundley and Buzz Kill, Inc.	Filed herewith.
10.4	Investment Agreement, dated May 1, 2007, between Buzz Kill, Inc. and Eastern Resources, Inc.	Filed herewith.
10.5	Producer Agreement, dated August 1, 2007, between Buzz Kill, Inc. and Thomas Hanna	Filed herewith.
10.6	Form of Subscription Agreement between Eastern Resources, Inc. and the subscriber thereto	Filed herewith.
10.7	Form of Subscription Agreement between Buzz Kill, Inc. and the subscriber thereto	Filed herewith.
10.8	Form of Escrow Agreement among Buzz Kill, Inc., the buyers thereto and Emerson E. Bruns, PLLC	Filed herewith.
10.9	Form of 10% Note Series issued by Buzz Kill, Inc.	Filed herewith.
21.1	Subsidiaries of Eastern Resources, Inc.	Filed herewith.
23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed as Exhibit 5.1)	Filed herewith.
23.2	Consent of Sherb & Co, LLP	Filed herewith.